As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lantheus Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2318913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
331 Treble Cove Road North Billerica, Massachusetts 01862	01862
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan

(Full Title of Plan)

Daniel Niedzwiecki

Senior Vice President and

General Counsel

331 Treble Cove Road, Building 600-2

North Billerica, Massachusetts 01862

(Name and address of agent for service)

(978) 671-8648

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as amended	2,600,000	$26.02	$67,652,000.00	$7,380.83

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of securities that may become issuable under the 2015 Equity Incentive Plan, as amended, as a result of any stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s common stock on The NASDAQ Global Market on July 28, 2021.

EXPLANATORY NOTE

Lantheus Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 2,600,000 shares of its common stock, par value $0.01 per share, that may be issued and sold under the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”), following the amendment to the Plan that was approved by the Registrant’s stockholders at its annual meeting on April 28, 2021. This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities, and pursuant to that instruction, the contents of the Registration Statements on Form S-8 (File No.  333-205211, File No.  333-214343, File No.  333-220049 and File No.  333-232919) filed with the Securities and Exchange Commission on June 25, 2015, October 31, 2016, August 18, 2017 and July 31, 2019, respectively, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

		INCORPORATED BY REFERENCE
EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS	FORM	FILE NUMBER	EXHIBIT	FILING DATE

4.1	Amended and Restated Certificate of Incorporation of Lantheus Holdings, Inc.	8-K	001-36569	3.1	April 27, 2018

4.2	Amended and Restated Bylaws of Lantheus Holdings, Inc.	8-K	001-36569	3.2	April 27, 2018

4.3	Common Stock Certificate.	8-K	001-36569	4.1	June 30, 2015

4.4	Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	S-1	333-196998	10.37	June 24, 2015

4.5	Form of 2015 Restricted Stock Agreement.	S-1	333-196998	10.38	June 24, 2015

4.6	Form of 2015 Option Award Agreement.	S-1	333-196998	10.39	June 24, 2015

4.7	Amendment to Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	8-K	001-36569	10.1	April 28, 2016

4.8	Second Amendment to Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	8-K	001-36569	10.1	April 28, 2017

4.9	Third Amendment to Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	10-Q	001-36569	10.1	April 30, 2019

4.10	Fourth Amendment to Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	8-K	001-36569	10.1	April 26, 2019

4.11	Fifth Amendment to Lantheus Holdings, Inc. 2015 Equity Incentive Plan.	8-K	001-36569	10.1	April 29, 2021

5.1*	Legal Opinion of Foley Hoag LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2*	Consent of Foley Hoag LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature page hereto).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on August 4, 2021.

Lantheus Holdings, Inc.

By:	/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Mary Anne Heino, Robert J. Marshall, Jr. and Daniel Niedzwiecki, each acting alone, her or his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in her or his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary Anne Heino Mary Anne Heino	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2021

/s/ Robert J. Marshall, Jr. Robert J. Marshall, Jr.	Chief Financial Officer (Principal Financial Officer)	August 4, 2021

/s/ Andrea Sabens Andrea Sabens	Chief Accounting Officer (Principal Accounting Officer)	August 4, 2021

/s/ Brian Markison Brian Markison	Chairman of the Board of Directors	August 4, 2021

/s/ Dr. Gerard Ber Dr. Gerard Ber	Director	August 4, 2021

/s/ Samuel Leno Samuel Leno	Director	August 4, 2021

/s/ Heinz Mäusli Heinz Mäusli	Director	August 4, 2021

/s/ Julie McHugh Julie McHugh	Director	August 4, 2021

/s/ Gary Pruden Gary Pruden	Director	August 4, 2021

/s/ Dr. James Thrall Dr. James Thrall	Director	August 4, 2021